EXHIBIT 10.12

April 1, 2016

Dear Juan,

We are pleased to offer you employment with Hamilton Lane (Hong Kong) Limited (the “Company”). The complete terms and conditions of your employment are set out in this letter and the attached Parts 1 to 4, which together are referred to as the “Agreement”.

This letter supersedes any and all previous arrangements or agreements between us in relation to your employment, all of which shall be deemed to have been terminated by mutual consent. Any future variation to your terms and conditions must be set out in writing.

If you agree with the conditions set out in this Agreement, please sign and return a copy of this Agreement to us.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument. For the purposes of this Agreement, a signed copy of a facsimile or a scanned version shall be valid and enforceable as an original and binding on the parties hereto.

Yours sincerely For and on behalf of Hamilton Lane (Hong Kong) Limited /s/Robert Cleveland 5/23/16 Robert Cleveland Date	I, Juan Delgado-Moreira, agree and accept the terms and conditions outlined or referred in this Agreement /s/Juan Delgado-Moreira 5/13/16 Juan Delgado-Moreira Date

Part 1 Remuneration and Benefits
1.1    Initial Terms

1.1.1	You shall be employed in the position of Managing Director on the Fund Investment team. You will report directly to Mario Giannini or such other person as the Company may designate.

1.1.2	Your employment with the Company will commence on 1 June, 2016 and will continue until terminated in accordance with Part 4 below.

1.1.3	As this Hamilton Lane (Hong Kong) contract is subsequent to your prior Hamilton Lane UK Limited contract dated March 29, 2005, service tenure will be bridged.

1.1.4
Your place of work is the Company's premises located at Room 1001-2, 10th Floor, St. George's Building, 2 Ice House Street, Central Hong Kong. However you may be required to work at any other premises which the Company currently has or may later acquire in Hong Kong. You may also be required to travel within Hong Kong and abroad for the performance of your duties.

1.2    Salary

1.2.1	Your initial annual salary will be 2,500,000 HKD payable monthly in arrears in equal instalments.

1.2.2
All salary increases, bonuses and promotions, if any, will be determined at the discretion of the Company. These items may be reviewed periodically or as necessary, and the frequency of such reviews will be subject to the Company's prevailing guidelines in place from time to time.

1.2.3	All taxes regarding your remuneration are and shall remain your responsibility and will be borne by you.

1.2.4
You agree that your wages are full compensation for your services and all present and future uses of copyright works made by you in the course of your employment and you will not make any claims against the Company or any Associated Company with respect to those copyright works.

1.3    Working Hours, Rest Days, Holidays & Annual Leave

1.3.1
Your normal working hours will be from 9 AM to 6 PM, Monday to Friday, with a break for lunch. However, the Company reserves the right to change your start and finish times and the days upon which you work. Although you are entitled to Saturdays and Sundays off, only Sunday shall be considered a rest day for the purposes of the Employment Ordinance and other days off may be appointed as your alternative statutory holidays or substituted rest days at the Company's discretion.

1.3.2
You may also be required to work additional hours by way of overtime either as and when requested to do so by the Company or when the proper performance of your work so requires. You will not be entitled to be paid extra remuneration for any such additional hours worked in excess of your basic weekly hours.

1.3.3	You are entitled to recognised Hong Kong public holidays. In addition, you are entitled to 28 days annual leave per year.

1.3.4	You must obtain the prior approval of your supervisor before booking annual leave dates. Not more than two weeks may be taken at any one time, save at the Company's discretion.

1.3.5	Annual leave taken in year one shall first be applied to the days provided in excess of your statutory entitlement.
Annual leave taken in year two and all years thereafter shall first be applied against your statutory entitlement (if any).

You may carry forward a maximum of five PTO days to the next calendar year. The broughtforward leave days must be taken before 31 March in the year following its accrual, and any outstanding brought-forward leave not taken by 31 March will automatically be forfeited without compensation.

If you resign from the Company, you may not offset the notice by any annual leave that has not been taken, unless the Company agrees. You will be paid in lieu of accrued but unused statutory annual leave on cessation of employment for any reason.

1.4    Sickness Entitlements

1.4.1
Sick pay will be paid in accordance with the Employment Ordinance. The Company may, at its discretion, grant more generous sickness benefits from time to time. There is no contractual right to the more generous benefits.

1.4.2
You must inform the Company as soon as possible if you are absent from work by reason of sickness or injury. If you are absent for two working days or more, you must provide a medical certificate or other evidence acceptable to the Company.

1.4.3
The Company reserves the right to require you to undergo a medical examination by a doctor or consultant nominated by the Company at any time, in which case the Company will bear the cost of such medical examination. By signing below, you consent to the disclosure to the Company of the results of the examination by such doctor or consultant.

1.5    Expenses
You will be paid or reimbursed for any reasonable expenses properly incurred by you while performing your duties on behalf of the Company, subject to you: (a) producing receipts for such expenses when requested by the Company; and (b) complying with the Company's rules and policies relating to expenses.
1.6    Other Benefits
You are entitled to Company benefits, subject to the terms of the relevant plans from time to time in place as follows:

•	Provident fund scheme;

•	medical benefits;

•	life insurance; and

•	other benefits at the Company's discretion

Details of the Company's benefits program can be obtained from Human Resources. The Company reserves the right to terminate or substitute other benefits for these benefits and amend the scale of benefits. If any benefit provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to you, the Company shall not be liable to provide any such benefits itself or any compensation in lieu thereof.
1.7    Bonus
Beginning in March 2017, you will be eligible to receive an annual bonus, the amount of which will be determined as a function of your personal performance and other factors that the Company deems relevant. The Company has full discretion to determine whether you receive a bonus. Any bonus will only be paid if you are employed by the Company on the payment date and not in a period of notice period of notice on the payment date.
Part 2 Representations and Warranties
2.1    Third Party Information
You represent and warrant that you have been directed by the Company:
(a)    not to bring any documents from any previous employer;
(b)    not to download, e-mail, copy or otherwise send to yourself or anyone at the Company (or any Associated Company) any documents of your previous employer;
(c)    not to disclose any confidential, proprietary or trade secret information of your previous employer or its suppliers and customers; and,
(d)    not to use, disclose or act on such information in connection with performing your duties for the Company.
As a condition of this offer, you agree to comply with (a)-(d) above. For this clause, "documents" includes any record of information that is proprietary to any previous employer,

whether it is on a piece of paper or maintained electronically on any storage device or otherwise.

2.2    Freedom to Take Up Work
You represent and warrant that you are not subject to any agreement, arrangement, contract, understanding, court order or otherwise, which in any way directly or indirectly restricts or prohibits you from fully performing the duties of your employment in accordance with the terms and conditions of this Agreement. You further represent and warrant that you have not foregone any other opportunity, financial or otherwise, in connection with commencing your employment with the Company and you are not entering into this Agreement in reliance on any representation not set out in this Agreement or the documents referred to therein, and understand that the terms of this offer are subject to agreement.
Part 3 Termination and Post-employment Obligations

3.1    Termination with Notice
Subject to Part 3.2, either party may terminate your employment on not less than 12 weeks written notice or payment in lieu of any shortfall of written notice.

3.2    Summary Termination
The Company reserves the right to terminate your employment without any notice if it has reasonable grounds to believe you are guilty of gross misconduct, persistent unpunctuality, neglect of duty, material breach of any of the terms of your employment or on any other ground within section 9 of the Employment Ordinance.

3.3    Obligations on Termination

3.3.1
During your notice period, you will remain an employee and therefore cannot act against the interests of the Company. Your obligations of confidentiality, good faith and fidelity remain in place at all times. Among other things, this means that:

(a)    you must not be employed or otherwise be engaged in the conduct of any activity for your own benefit, or for the benefit of any other company, firm, organization, individual or entity, whether or not of a business nature (unless agreed in advance with the Company in writing);
(b)    you must not compete or prepare to compete with the Company or assist a competitor in any way, including by diverting or preparing to divert Company customers or business to a competing business;
(c)    you must not undermine the business of the Company in any way; and

(d)    you must comply with all lawful instructions of the Company (including any instruction not to contact customers, prospective customers, employees or business contacts of the Company or any Associated Company).
Breach of these obligations may be grounds for summary dismissal.

3.3.2
Prior to your final day of employment (or at any other time, if requested by the Company), you agree to return all Company Property in good, intact condition. You must not destroy or damage any Company Property (including, for the avoidance of doubt, any electronic materials) prior to their return.

3.3.3
If requested by the Company, you must immediately resign from any directorship or other position that you hold in the Company and/or its Associated Companies unless the Company determines that you are required to perform duties to which any such directorship or other position relates, in which case, you may retain such directorships or other positions until those duties cease.

3.3.4	In the event that your employment is terminated (by you or the Company, with notice or without), you will use your best endeavours to assist the Company with a smooth and orderly transition.
You will also assist the Company with any investigation it may undertake, whether in relation to work you may have performed or produced during your employment with the Company or otherwise.
If you fail to comply with any obligations in this paragraph, you will indemnify the Company in respect of any costs or expenses it may incur in connection with your failure to comply.

3.3.5	For the avoidance of doubt, your obligations under clause 3.3.1 apply during any Leave Period as well (see Part 3.4).
You must, if so required by the Company, confirm in writing that you have complied with your obligations under this part 3.3.
3.4.    Suspension and Garden Leave

3.4.1
The Company reserves the right to exclude you from the premises of the Company and require you not to attend work and/or not to undertake all or any of your duties of employment at any time (the "Leave Period") provided always that the Leave Period shall be of a reasonable duration. During the Leave Period, you will be entitled to receive your usual pay and all contractual benefits in accordance with the terms of this Agreement and subject to applicable law.

Any Leave Period that coincides with the notice period or any portion of the notice period shall be referred to as the Garden Leave Period.

3.4.2    During the Leave Period, you will not, subject to the direction of the Company:
(a)    enter into or attend the premises of the Company and/or its Associated Companies; or
(b)    contact, or have any communication with, any customer or supplier of the Company and/or its Associated Companies in relation to the business of the Company and/or its Associated Companies; or
(c)    contact or have any communication with any employee, officer, director, agent or consultant of any member of the Company and/or its Associated Companies in relation to the business of the Company and/or its Associated Companies; or
(d)    remain or become involved in any aspect of the business of the Company and/or its Associated Companies.

3.4.3
To the extent permitted by law, any unused annual leave accrued at the commencement of the Leave Period and any annual leave accrued during the Leave Period will be deemed to be taken by you during the Leave Period to the fullest extent possible under applicable law.

3.4.4	You must, if so required by the Company, confirm in writing that you have complied with your obligations under this part 3.4.
Part 4 Miscellaneous Terms
4.1.    Miscellaneous Terms

4.1.1
The various provisions in this Agreement are severable and if any provision is held to be invalid or unenforceable by any court, such invalidity and/or unenforceability shall not affect the remaining provisions in this Agreement which remain valid and enforceable.

4.1.2
This Agreement and the Confidentiality and Non Solicitation Agreement, Compliance Manual, and Code of Ethics (copies of which have been or, prior to commencement of your employment, will be provided to you) cancel and are in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject matters contained within between the Company and you, all of which shall be deemed to have been terminated by mutual consent.

This Agreement, the Confidentiality and Non Solicitation Agreement, Compliance Manual, and Code of Ethics and any other policies of the Company expressly stated to be contractual form the entire agreement between you and the Company of the terms upon which you are employed.
As the Company is in the process of implementing local policies, certain of the policies in the global policies provided on your first day shall apply to you. The policies contained do not form part of your terms and conditions of employment with the Company. The Company reserves the right to amend, modify, change, suspend or cancel all or any part of the policies, practices, services, benefits or other portions of the policies at any time, or from time to time, with or without notice as global policy changes and local policies are introduced.

4.1.3	Paragraph headings are included for reference only.

4.1.4	This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong and the parties submit to the non-exclusive jurisdiction of the Hong Kong Courts and Labour Tribunal.
Unless expressly stated otherwise, all references to Ordinances are references to Hong Kong Ordinances.

Permanent Relocation Agreement

April 1, 2016

Dear Juan,

This letter of understanding will confirm our mutual agreement of the terms and conditions of your permanent relocation to Hong Kong as a Managing Director of Hamilton Lane (Hong Kong) Limited (the "Company"). The term of your international assignment will be permanent with any abbreviations to be agreed jointly by you and the Company. The effective date of your permanent relocation will be June 1, 2016.

As discussed, the Company is offering the following benefits over and beyond the specifics listed in the Employment Agreement between you and the Company. The Company will provide to you the relocation benefits described below for the periods indicated:

Item	June 1, 2016 - May 31, 2017	June 1, 2017- and on
Housing:
Annual housing costs to be paid in equal installments directly to your current landlord throughout the year.

You are expected to return to the company any deposits made on your behalf at the conclusion of your lease or any time before, if so indicated.

Arrangements will be made to transition rent payment from Hamilton Lane to you on June 1, 2017.

If you decide to move into a new flat during the first year of your localization, assuming there will be cost savings to HL, we will consider covering some of the moving costs such as, lease termination, dilapidations, home finding commissions, temporary living (if necessary due to gap in leases) for up to 30 days, local goods move.
	Continue support at expat level	0
Tuition	Continue support at expat level	0
Pension Contribution	Continue support at expat level	0
Home Leave	0	0
Aetna International Medical	Continue support at expat level	0